SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2006

PRIMEDGE, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-31477	22-2653107
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	file number)	Identification No.)

101 PLAZA REAL SOUTH, SUITE 217
BOCA RATON, FL	33432
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 447-7977

PRIMEDGE, INC., 20283 STATE ROAD 7, SUITE 400, BOCA RATON, FL 33498
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Effective November 1, 2006, under the terms and conditions of an “Agreement and Plan of Reorganization and Asset Purchase Agreement” (the “Agreement”) the Board of Directors of PrimEdge, Inc. (the “Registrant”) completed the purchase of the majority of the assets of Royal Palm Capital Group, Inc, Boca Raton, Florida. The transition of ownership of the business began immediately after closing.

A.
The total purchase price agreed to by the parties was the issuance of stock by the Registrant as consideration for the purchase of the assets in the form of two new classes of Preferred stock, “Series A” (non-convertible), and “Series B” (convertible). Under the terms of the Agreement, the Registrant will issue one (1) share of Series A Preferred Stock and up to 41,000,000 shares of Series B Preferred stock, subject to the fulfillment of certain terms and conditions of the Agreement. In return for the consideration from the Registrant, Royal Palm Capital Group, Inc., transferred to PrimEdge its equity interests in all its subsidiaries, all notes receivable, and forgave a fixed amount of debt owed to it by a subsidiary of the Registrant. The Registrant assumed no indebtedness or liabilities of Royal Palm Capital Group, Inc., under the Agreement. In addition, as part of the terms of the Agreement, the Registrant and Royal Palm Capital Group, Inc. agreed that, once a number of conditions are satisfied, it is the intention of the Registrant to file a registration statement with the Securities and Exchange Commission to registered the shares of common stock issuable upon conversion of its Series B Preferred Stock (“Registered PrimEdge Common Stock”) and allow Royal Palm Capital Group, Inc. to distribute to its shareholders the Registered PrimEdge Common Stock. The Registrant and Royal Palm Capital Group, Inc. further agreed that the Registrant would offer Royal Palm Capital Group, Inc.’s note and debenture holders, and those of its 100% subsidiary American Capital Corporation, the opportunity to convert their debt into shares of Royal Palm Capital Group, Inc.’s common stock which would result in having these note and debenture holders be able through the eventual conversion of the Series B Preferred stock, be able to participate in the distribution and receipt of the Registered PrimEdge Common Stock that results from the conversion of the Series B Preferred stock of the Registrant.

ITEM 1.02 Relocation of Corporate Headquarters

Effective immediately, the company has moved its corporate headquarters address from 20283 State Road 7, Suite 400, Boca Raton, Florida 33498, to 101 Plaza Real South, Suite 217, Boca Raton, Florida 33432.

Item 5.02 Changes in Control of Registrant

As a result of the Agreement between the parties, the consideration paid by the Registrant included a share of the Registrant’s Series A Preferred Stock which includes among its provisions that “as of each record date for the determination of the Corporation's shareholders entitled to vote on any matter (a "Record Date"), the share of Series A Preferred Stock shall have voting rights and powers equal to the number of votes that entitle the holder of the share of Series A Preferred Stock to exercise one vote more than one-half of all votes entitled to be cast as of such Record Date by all holders of capital stock of the Corporation so as to ensure that the votes entitled to be cast by the holder of the share of Series A Preferred Stock shall be equal to at least fifty-one percent (51%) of all votes entitled to be cast.” Since the Series A Preferred Stock is held by the Board of Directors of Royal Palm Capital Group, Inc., acting as a group, the Board of Directors of Royal Palm Capital Group, Inc., has control of the Registrant.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.8	Agreement and Plan of Reorganization and Asset Purchase Agreement, dated November 1, 2006 by and between PrimEdge, Inc. and Royal Palm Capital Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

Bidville, Inc. (Registrant)

Date: November 6, 2006	By:	/s/ Brian J. Schuster
Brian J. Schuster, Chairman